CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors

Park National Corporation

January 16, 2001

Amended

April 15, 2002

July 21, 2003

April 19, 2004

July 18, 2005

July 17, 2006

July 16, 2007
(updated 7/24/07)

April 21, 2008

(updated 4/23/08)

July 21, 2008

(updated 7/25/08)

January 26, 2009

(updated 1/30/09)

April 20, 2009

(updated 4/27/09)

July 19, 2010

(updated 7/20/10)
July 18, 2011
(updated 7/20/11)

January 23, 2012
(updated 01/24/12)

LBL

CODE OF BUSINESS CONDUCT AND ETHICS

Park National Corporation ("Park") is judged by the collective and individual performance of the directors, officers, associates, and agents of Park and its affiliates (collectively, the "Company"). Thus, these individuals traditionally have recognized that their first duty to the Company and its several publics is to act in a manner that merits public trust and confidence.

As professionals, the Company's directors, officers, associates, and agents have earned a reputation for integrity and competence. They have been guided and judged by the highest standards of conduct. Over the years, these standards have been reaffirmed, despite new challenges and ever-changing social values. Integrity, honesty, public trust and confidence have served as crucial tests of our service and success.

This Code of Business Conduct and Ethics (the "Code of Ethics") has been adopted by the Board of Directors of Park to demonstrate to the public and the Company's various constituents the importance that Park's Board of Directors and leadership place on ethical conduct. The Code of Ethics is intended to set forth the Company's expectations for the conduct of ethical business practices by its directors, officers, associates, and agents to promote advanced disclosure and review of potential conflicts of interest and similar matters, to protect and encourage the reporting of questionable behavior, to foster an atmosphere of self-awareness and prudent conduct and to discipline appropriately those who engage in improper conduct. The Code of Ethics is not presented to expand upon or change the ethical standards of our directors, officers, associates, and agents. It is not intended to be all-inclusive, and cannot address every situation that might arise. Rather its purpose is to reduce to writing many of the patterns of conduct that are expected at Park or any of its affiliates. It represents a set of minimum standards. It is important to remember that our good reputation emerges from many actions and can be jeopardized by one.

You are required to read this Code of Ethics carefully. Should it be unclear, please seek guidance from your affiliate president or the Chief Executive Officer, the Chairman of the Board, the President or the Internal Auditor of Park, for in matters such as these, appearance is often as important as reality. It is not only the letter but the spirit of the commitment that is important.

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On an annual basis, directors and officers of Park and each affiliate must re-read this Code of Ethics and provide written verification of such review by signing an appropriate acknowledgment form. New associates must read the Code of Ethics and sign the appropriate acknowledgment form during their orientation meeting. All associates must re-read the Code of Ethics (as amended) and sign new acknowledgment forms after any amendments are approved by the Board of Directors of Park.

Conflicts of Interest

As directors, officers, associates, and agents of a financial services organization, we assume a duty to our communities, our customers and our shareholders. Such duty is to act in all matters in a manner that will merit public trust and confidence. This duty extends to all activities -- both personal and professional. Each person associated with the Company is expected to direct his or her personal conduct in a manner which will bring credit to the Company and to avoid any action which would discredit it.

In the exercise of privileges and authority arising from employment or other association with the Company, two fundamental principles apply: directors, officers, associates, and agents, when acting for, on behalf of, or in the name of the Company, will place the interests of the Company ahead of their own private interests, and directors, officers, associates, and agents have a duty to make full disclosure of any situation in which their private interests create a conflict or potential conflict with those of the Company.

Conflicts of interest occur when business judgments or decisions may be influenced by personal interests not shared by the organization as a whole. A conflict situation may, for example, arise when an individual, or a member of the individual’s family, has an interest in a transaction to which the Company is a party, competes with the Company or takes advantage of an opportunity that belongs to the Company.

When a conflict of interest arises, an officer, director, associate, or agent has a duty to place the Company's interests above his or her own personal interests. It is essential that in those instances where a Company decision or practice may appear to have been made to advance a personal interest, that the decision be made or approved by the independent and "disinterested" officers or directors of the Company. Thus, in those instances where an associate faces a potential conflict of interest, the associate should report the potential conflict of interest to a senior officer for his or her review. Any action or transaction in which the personal interest of an officer, director, or agent of the Company may be in conflict with those of the Company must be promptly reported to the chairperson of the Audit Committee of the Board of Directors of Park (the "Audit Committee"). The Audit Committee shall review and oversee all actions and transactions which involve the personal interest of an associate, officer, or director and shall have the right to determine in advance that any such action or transaction does not constitute a conflict of interest in violation of this Code of Ethics.

It is considered a conflict of interest, and therefore could result in termination of employment, if an associate of one of the affiliates of Park makes a loan, processes any type of transaction (e.g., withdrawals, deposits, check cashing or payments), or waives fees and/or service charges for his/her own personal loans, accounts, or transactions or those of immediate family members or persons living in the same household (roommate, boyfriend, girlfriend, etc.). It is each associate’s responsibility to exercise prudence and good judgment when making loans or processing transactions to or for anyone whose personal relationship with the associate may influence his/her judgment.

This policy is not meant to discourage relatives and/or friends of associates from banking with any of our affiliates. They should be afforded the same fine service as other customers.

Trusts

It is improper for an associate to accept appointment of or continue to act as a fiduciary or co-fiduciary in the case of any trust, estate, agency, guardianship or custodianship of a client of Park, unless, the creator of the relationship, or the ward in the case of a guardianship, is or was at the time of death, a member of the employee’s immediate family. An associate shall not serve as a personal representative of an estate; act as a trustee of a trust, or guardian of a minor heir unless the client is a close relative or personal friend of the associate.

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No associate shall accept appointment as a fiduciary or co-fiduciary in any trust, estate, agency, guardianship or conservatorship of an estate or custodianship, or act as an investment counselor or estate appraiser for a client of the Company (other than in the course of employment with the Company), unless, the creator of the relationship, or the ward in the case of a guardianship or conservatorship, is in the immediate family of the associate or a close personal friend. The provision can be waived, on a case-by-case basis, by written approval of the Chief Executive Officer of the appropriate affiliate of Park.

Associates must report to the Company any legacy or bequest to them under wills or trusts of clients (other than immediate family or relatives). The Audit Committee or the Board of Directors will evaluate such reports to assure than a conflict of interest does not exist. If a conflict does exist, the beneficiary associate may be expected to be relieved of the administration of the legacy and may be required to renounce the gift. Noncompliance with a Company directive on such a matter may be grounds for discipline or termination.

Outside Activities

No outside activity must interfere or conflict with the interest of any of Park or its affiliates. Acceptance of outside employment, election to directorships of other for-profit corporations, representation of customers in their dealings with our affiliates and participation in the affairs of all outside organizations carry possibilities of conflict of interest. No associate may serve as an official or director of any for-profit enterprise without obtaining written approval from the appropriate affiliate's Chief Executive Officer.

Associates of the Company should ask themselves the following questions when considering a job outside the Company: Is there a conflict of interest? Will it adversely affect my affiliate? Will the job interfere with the time and attention that must be devoted to the job duties, responsibilities, or other obligations at the affiliate? Will Company property or equipment or use of proprietary information (such as mailing lists, computer systems, etc.) be involved? If the answer to any of these questions is "yes," the second job should not be accepted.

Service with constructive non-profit organizations and participation in civic affairs is strongly encouraged. There are cases, however, when organizations having business relationships with one of our affiliates in which the handling of confidential information is involved might result in a conflict of interest. Associates must be sensitive to such potential conflicts.

Gifts, Fees, Gratuities, and Other Payments from Customers or Suppliers

Some of our business acquaintances customarily distribute small gifts at Christmas and on other occasions. In the event of receipt of such gift or entertainment opportunity, each director, officer, associate, and agent (when acting for, on behalf of or in the name of the Company) must decide conscientiously whether or not acceptance would give rise to a feeling of obligation, or could lead to misinterpretation. Gifts, benefits, or unusual hospitality that might tend to influence one in the performance of his or her duty must not be accepted. Such gifts, benefits or unusual hospitality do not include gifts of nominal value, or gifts which serve as general advertising for the donor, or discounts or special concessions available to all associates, or hospitality which is casual and limited to a normal situation. As a further guide to what may or may not be acceptable, you should ask yourself whether, in the judgment of business associates or disinterested parties, such acceptance might seem to impair your ability to act at all times solely in the best interests of your affiliate.

Officers, directors, associates and agents of the Company are prohibited from (1) soliciting for themselves or for a third party (other than the respective affiliate of Park with which they are associated) anything of value from anyone in return for any business, service or confidential information of the affiliate of Park with which they are associated, and (2) accepting anything of value (other than a bona fide salary, wages and fees referred to in 18 U.S.C. 215c) from anyone in connection with the business of the respective affiliate of Park with which they are associated, either before or after a transaction is discussed or consummated.

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Additional direction on this subject is provided in the "Insider Activities" booklet of the Comptroller’s Handbook (Comptroller of the Currency, March 2006) which also addresses Title 18 U.S.C. 215, "Crime Control Act of 1984".

This statute is intended to prevent a pay-off to officers, directors, associates or agents of an affiliate of Park as a quid pro quo either to induce a particular transaction or as a "gratuity" in support of a particular transaction. Thus, where a benefit is given or received as a result of a banking transaction, the statute may be violated. However, it is not intended to proscribe the receipt of gratuities or favors of nominal value when it is clear from the circumstances that (a) a customer is not trying to exert any influence over the officer, director, associate or agent of the affiliate of Park in connection with a transaction and (b) the gratuity or favor is, in fact, unsolicited.

If an officer, director, or agent receives a personal benefit that is not clearly reasonable and business-related, he/she must report it to the Audit Committee. If an associate receives a personal benefit that is not clearly reasonable and business-related, he/she must report it to the Chief Executive Officer of the appropriate affiliate. The Park Audit Committee or the affiliate Chief Executive Officer, as the case may be, shall have the right to determine in advance that any such personal benefit does not constitute a conflict of interest in violation of this Code of Ethics and/or to require that such personal benefit be returned to the provider and/or reimbursed by the Company.

Dealing Fairly With Customers, Suppliers, and Other Associates

No officer, director, associate, or agent of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. The Company does not sanction offering or making payments of any kind, whether of money, services or property, to any domestic or foreign public official or of providing personal benefits that are not clearly reasonable and business-related to any employee, agent or representative of any organization seeking to or doing business with the Company. If there is any question as to whether any such personal benefit is clearly reasonable and business-related, an officer, director, or agent should seek pre-approval from the Audit Committee, and an associate from the appropriate affiliate’s Chief Executive Officer.

Competition

The Company believes that open and honest competition in the marketplace is healthy and must always be positive, not negative. Any collusion with competitors about the pricing of bank services, interest rates or otherwise engaging in any activity that has the effect, directly or indirectly, of lessening competition, is not permitted.

Associates should avoid portraying bank competitors, or the Company itself, in a negative or adverse way. Associates have a duty to portray the Company in the best possible light when communicating with clients, friends, neighbors and any current or potential clients.

If an associate chooses to identify himself or herself as a Company associate in any media (e.g., website, blog, newspaper, email, video, Facebook, other social media, etc.), the associate must adhere to the following guidelines:

1.	Make it clear that the views expressed are the associate’s alone and that they do not necessarily reflect the views of the Company;

2.	Never disclose any information that is confidential or proprietary to the Company or any of its clients, or to any third party that has disclosed information to the Company.

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3.	Uphold at all times the Company’s values and respect for individuals, and avoid making defamatory statements about Company associates, clients, partners, affiliates and others, including competitors.

If the communication activities of any associate are seen as compromising the Company in any way, the Company may request a cessation of such commentary and the associate may be subject to disciplinary action. Associates should read the Acceptable Use Policy for more specific direction on these communication activities and related issues.

Political Activities

Neither Park nor any of its affiliates will make any contribution or expenditure, either directly or indirectly, to, or for the benefit of, use of, in support of, or in opposition to, any political party, candidate, political committee, or for any non public issue purpose. The Company will not reimburse any person for such contribution or expenditure. This policy relates to the use of corporate and/or affiliate funds only, and in no way is intended to discourage officers, directors, associates, and/or agents from making personal contributions to individual candidates, political parties, or political action committees.

The Company may make political loans in connection with campaigns provided that such loans are made in accordance with applicable banking laws, rules and regulations, in the ordinary course of business and according to loan policies, and in conformity with applicable federal, state and local laws, rules and regulations.

Directors, officers, associates, and agents of the Company may engage in political activity (serving for example as a campaign treasurer). Associates should inform the persons to whom they report and be very careful not to allow their activity to interfere with their work-related responsibilities. This means such activity would ordinarily be confined to the evenings and weekends and only occasionally and exceptionally would it be engaged in during business hours.

Any associate of one of our affiliates who is considering becoming a candidate for any elective public office, engaging in outside employment under any governmental unit, or being appointed to any governmental position should inform the affiliate with which the associate is employed and obtain prior approval by the appropriate affiliate’s Chief Executive Officer.

It is contrary to the Company’s Code of Ethics to permit the payment of funds of any affiliate of Park, or use of bank property, either directly or indirectly to secure favored business treatment for the applicable bank. In addition, bank property or funds cannot be used to support a campaign for public office. This includes the use of bank personnel and equipment such as telephones, copy machines, postage, etc.

Confidential Information

Perhaps the most crucial area of concern for bankers and regulatory authorities is the use and/or abuse of confidential information. Financial institutions by their very nature are privy to customers' business plans, forecasts, decisions, and problems. Bankers receive this information as an aid to providing more efficient, more knowledgeable service … and for no other reason.

The use of such information for one's own, or another’s, personal benefit constitutes an abuse which subjects an individual and the institution to statutory penalties.

Banks also possess considerable information which, though not necessarily confidential by nature, must nonetheless be treated confidentially if the right of privacy of customers and staff is to be safeguarded.

Therefore, confidential information with respect to the Company's customers and suppliers acquired by an officer, director, associate or agent of the Company, through his or her association with the Company, is considered to be privileged and must be held in the strictest confidence. It is to be used solely for corporate purposes and not as a basis for personal gain by the officer, director, associate or agent. In no case shall such information be transmitted to persons outside the Company, including family or other acquaintances, or even to other officers, directors, associates, or agents of the Company who do not need to know such information in discharging their duties as officers, directors, associates or agents. The restrictions in this paragraph shall also apply to the reports and statements prepared for use in the Company's business and not generally released. The disclosure of material, non-public information to others can lead to significant legal difficulties, fines and punishment as well as termination of employment. Only specifically designated representatives of the Company may discuss any aspect of the Company’s business with the news media or the investment community. Officers, directors, associates, or agents may not under any circumstances provide information or discuss matters involving the Company with the news media or investment community even if contacted directly by a media organization or investment entity. All such contact or inquiries should be referred to the Chairman of the Board, the Chief Executive Officer, or the President of Park or their designate(s).

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Dishonesty and Breach of Trust

An officer, director, associate, or agent shall not use his/her position at one of our affiliates to commit an act that would be considered illegal (e.g. theft, falsifying affiliate records, forgery, check kiting, etc.)

All officers, directors, associates, and agents must conduct themselves with honesty and integrity at all times. Suspicious activities must be reported to the Internal Auditor or Security Officer of their respective affiliate or through the confidential PRK Improvement Line (see page 8.) Upon receipt of such report, the PRK Investigation Team, comprised of Internal Audit, Security, and Human Resources officers, will conduct an investigation. All officers, directors, associates, and agents are to cooperate with the resulting investigation. Withholding information or lying to investigators will be cause for immediate termination of employment. All legal violations will be referred to the appropriate police agency for prosecution.

Compliance With Applicable Laws, Rules and Regulations

The Company expects that each and every officer, director, associate, and agent of the Company will comply with all applicable federal, state, local and foreign laws, rules and regulations governing the Company's business, including insider trading laws. In addition, all officers, directors, associates, and agents are required to respond honestly and candidly when dealing with the Company’s independent public accountants and internal auditors, regulators and attorneys.

While these principles are seemingly self-explanatory, at times, the application of any particular law, rule or regulation to the Company may not be perfectly clear. Where an associate is unsure or has any question as to the application to the Company of any law, rule or regulation, it is expected that the associate will seek appropriate guidance from the appropriate affiliate’s Chief Executive Officer, who may seek guidance from outside counsel to the Company. Officers, directors, and agents of the Company should seek guidance from the appropriate affiliate’s Chief Executive Officer or from outside counsel to the Company. In addition, the Audit Committee is specifically empowered to engage non-Company counsel if or when it believes such engagement is prudent.

Personal Investments

In making personal investments, all officers, directors, associates, and agents shall be guided by a keen awareness of potential conflict. Generally speaking, one's own investments should not be such as to influence his or her judgment or action in the conduct of the Company's business or to profit from security transactions made for our affiliates’ customers.

An officer, director, associate, or agent should not enter into a security transaction for his or her own account under conditions where information not generally available to the public is made available to the Company on a confidential basis or for corporate purposes and is used as a basis for the individual's action; nor should the individual disclose such information to any unauthorized person. The Company has a comprehensive "Insider Trading Policy" which is applicable to all officers, directors, and associates of the Company as well as to each of their immediate family members. The Company expects that every officer, director, and associate will comply, and will cause their family members to comply, with every aspect of the Securities Trading Policy.

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Personal Borrowing

Officers subject to Regulation O, as well as, associates and other officers of the Company may borrow from the bank or other financial institutions, providing all transactions are at arm's-length, at market prices, and control of the lending situation is clearly in the hands of the lender. An associate may not have lending authority over an account involving themselves, their immediate family, relatives or any related interests. Associates are not permitted to borrow from other customers or suppliers. This prohibition does not preclude the Company from entering into a lending relationship with an individual related to the associate by blood or marriage. Only officers subject to Regulation O must report to the bank board.

It is the policy of the Company that credit standards will be consistent for all loan applications and existing clients regardless of race, color, national origin, religion, sex, sexual orientation, age, disability, marital status, veteran’s status or any other legally protected status, provided the applicant meets all other relevant criteria and the capacity to enter into a binding contract.

Annual Personal Financial Statements

Annual personal financial statements are required of all officers of our affiliates at year-end, including data for both the officer and his or her spouse. The very nature of a bank officer's job requires that full and complete financial disclosures be made at least on an annual basis, and more often as required.

The statements are to be submitted to the affiliate bank's President and will be made available to the internal auditor of Park and to the Chairman of the Board, the Chief Executive Officer and the President of Park as requested.

Employment of Relatives

The relatives of officers below the title of Vice President and all remaining associates of our affiliates can be employed by one of our affiliates. Occasionally, our affiliates may employ both spouses, although they will be prohibited from working in the same department or branch office and may not have a reporting relationship.

The children of senior officers (Vice President and above) and directors may be employed as temporary help during their student years in any affiliate bank or company, including that of the senior officer or director parent, but they are not permitted to work in the same office or department as the senior officer or director parent.

Children of senior officers and directors of Park and each of our affiliates are only permitted to have permanent employment in a separate affiliate bank or company than that of the senior officer or director parent. Additionally, the position held by children of senior officers cannot have a reporting relationship to the senior officer parent at another affiliate bank. Exceptions may be made by the Affiliate President and either Park’s Chairman of the Board or Park’s President.

Giving Advice to Clients

Clients may occasionally request an opinion on legal or tax transactions. The Company cannot practice law or give legal or tax advice. Accordingly, associates must take care in discussing such transactions so as not to give the impression or allow the client to interpret such discussions as providing legal or tax advice.

Privacy Principles

The Company is committed to protecting customer privacy and the confidentiality of all customer information. The Company follows the Banking Industry Privacy Principles for U.S. Financial Institutions, which is attached to and incorporated as part of this Code of Ethics.

Assistance in Meeting the Company's Accounting, Financial Reporting and Disclosure Obligations

In compliance with the rules and regulations of the U.S. Securities and Exchange Commission and NYSE Amex, the Company is required to issue financial statements in conformity with generally accepted accounting principles and then make public disclosures regarding certain aspects of its business. It is expected that all officers, directors, and associates of the Company will keep accurate and complete books, records and accounts that enable the Company to meet its accounting and financial reporting obligations. It is expected that any officer, director, or associate of the Company involved in preparing the Company's disclosures, or any associate or officer asked to provide information relevant to such disclosure, will work to ensure that our public reports and communications are fair, accurate, certifiable, complete, objective, relevant, timely, and understandable. Any associate or officer who, in good faith, believes that the Company's accounting method is inappropriate or not in compliance with generally accepted accounting principles, or has concerns about any questionable accounting or auditing matter or any other accounting, internal accounting control or auditing matter, should report this finding directly to Park's Chief Financial Officer and, if unsatisfied with the response, directly to the Audit Committee. The Audit Committee has established a procedure for such reports that ensures the confidentiality of the reporting person. Associates and officers may call the PRK Improvement Line at 1-800-418-6423 (Ext. 775).

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An additional method of reporting is online via www.securityvoice.com/reports. Note that both telephone and online reporting are confidential, and an outside company is used to transmit the information to appropriate bank management. (In some cases, the PRK Audit Committee Chairman and/or Committee may receive such information directly.) However, any email that originates from a bank or PRK email address (e.g. an associate’s work email) could be tracked later through computer system documentation, so for maximum confidentiality it is suggested that a personal (home) computer is used for the online method of reporting.

In addition, any officer or associate who becomes aware of a material event or fact involving the Company that has not been previously disclosed publicly by the Company should immediately report such material event or fact to Park's Chief Financial Officer or the appropriate affiliate’s Chief Executive Officer.

Pre-Employment Screening

The Company uses a risk-based approach when deciding what level of pre-employment screening is required for new associates and agents of Park or one of its affiliates. These can include, but not be limited to, drug screens, credit reports and employment and personal reference checks.

Post-Employment Activities

At the time of termination or resignation, departing officers, directors, associates, and agents will be required to return all Company property in their possession or control, including but not limited to electronic or written Company documents, files, computer diskettes, reports and records containing any Company or nonpublic information, along with all copies thereof. A departed officer, director, associate, or agent remains obligated by law not to disclose to any third party or use for his/her own purposes any confidential or proprietary information to which the officer, director, associate, or agent had access while employed by the Company. A departed officer, director, associate, or agent is also expected not to disparage the Company or engage in activity that damages the Company’s reputation or business, since such activity may also be unlawful.

Violations of Policies

There are many other policies that are very important to the Company and its operations. Nothing herein shall relieve any officer, director, associate, or agent of the Company from complying with all other applicable company policies.

Violations of any of the Company's board-approved policies may be cause for disciplinary action, including termination of employment.

The Company expects full compliance with this Code of Ethics. In that regard, associates are encouraged to report any violation of the Code of Ethics to their supervisor, Internal Audit Department, Human Resources representative or to their respective Chief Executive Officer. Officers and directors must report any violation of the Code of Ethics to the Audit Committee. Associates, including officers, may also report suspected violations of the Code of Ethics to the PRK Improvement Line, a confidential telephone number and website established for these purposes. The Company will not permit any retaliation against an officer, director, associate, or agent who properly reports (to the appropriate personnel) a matter that he or she believes, in good faith, to be a violation of the Code of Ethics. Reports to the Audit Committee may be made on a confidential basis through the procedure established by the Audit Committee. Any officer, director, associate, or agent who is found to have violated the Code of Ethics may be subject to discipline, including termination of employment.

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The Audit Committee shall investigate any alleged violation of the Code of Ethics by any of the Company's officers, directors, associates, or agents. In the event that the Audit Committee determines that a violation of the Code of Ethics has occurred, the Audit Committee shall be authorized to take any action it deems appropriate. If the violation involves an executive officer or director of Park, the Audit Committee shall notify Park's Board of Directors and the Board shall take such action as it deems appropriate. In the event that Park's Board of Directors recognizes that a violation by an executive officer or a director of Park has occurred but elects not to take any remedial or other action against the offending executive officer or director, Park shall disclose the facts and circumstances of its election to waive the Code of Ethics by posting the same on Park's web site or by any other such means as may be required under applicable laws, rules and regulations or the requirements of the Securities and Exchange Commission or NYSE Amex.

Also, nothing in this Code of Ethics affects the general policy of the Company that employment is at will and can be terminated by the Company or the associate at any time and for any or no reason.

Privacy Principles
1. Recognition of a Customer’s Expectation of Privacy

The Company will recognize and respect the privacy expectations of our customers and explain principles of financial privacy to our customers in an appropriate fashion.

2. Use, Collection and Retention of Customer Information

The Company will collect, retain, and use information about individual customers only where we reasonably believe it would be useful (and allowed by law) to administering our business and to provide products, services and other opportunities to our customers.

3. Maintenance of Accurate Information

The Company will maintain procedures so that our customers’ financial information is accurate, current and complete in accordance with reasonable commercial standards. We will also respond to requests to correct inaccurate information in a timely manner.

4. Limiting Associate Access to Information

The Company will take reasonable steps to limit access by our associates to personally identifiable information to those with a business reason for knowing such information. We will continue to educate our associates so that they will understand the importance of confidentiality and customer privacy. We will also take appropriate disciplinary measures to enforce associate privacy responsibilities.

5. Protection of Information via Established Security Procedures

The Company will maintain appropriate security standards and procedures regarding unauthorized access to customer information.

6. Restrictions on the Disclosure of Account Information

The Company will not reveal specific information about customer accounts or other personally identifiable data to unaffiliated third parties for their independent use, except for the exchange of information with reputable information reporting agencies to maximize the accuracy and security of such information in the performance of bona fide corporate due diligence, unless (1) the information is provided to help complete a customer-initiated transaction; (2) the customer requests it; (3) the disclosure is required or allowed by any applicable law, rule or regulation (i.e. subpoena, investigation of fraudulent activity, etc.); or (4) the customer has been informed about the possibility of such disclosure for marketing or similar purposes through a prior communication and is given the opportunity to decline (i.e. "opt out").

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7. Maintaining Customer Privacy in Business Relationships with Third Parties

If personally identifiable customer information is provided to a third party, the Company will insist that the third party adhere to similar Privacy Principles that provide for keeping such information confidential.

8. Disclosure of Privacy Principles to Customers

The Company will devise methods of providing our customers with an understanding of our privacy policies.

If you have any comments or suggestions regarding the Code of Ethics Policy please contact Laura B. Lewis at (740) 349-3750. If you have comments or suggestions on overall policy administration or governance, please contact David L. Trautman at (740) 349-3927.

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ASSOCIATE'S ACKNOWLEDGEMENT
OF PARK NATIONAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

The foregoing Code of Business Conduct and Ethics (the "Code of Ethics") will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of your supervisor, your Human Resources representative or your Chief Executive Officer.

YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO PARK’S CHIEF EXECUTIVE OFFICER OR AUDIT COMMITTEE OF PARK'S BOARD OF DIRECTORS ON A CONFIDENTIAL BASIS. YOU MAY ALSO CONTACT THE PRK IMPROVEMENT LINE AT 1-800-418-6423 (Ext. 775) OR VIA THE WEBSITE AT www.securityvoice.com/reports.

I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I can be subject to discipline, dismissal from my job and prosecution under the law for violating any of the above provisions of the Code of Ethics.

________________________________________	___________________
Print Name	Last 4 digits of Social Security Number
________________________________________	_____/_____/_____
Signature	Date

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OFFICER'S ACKNOWLEDGEMENT
OF PARK NATIONAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

The foregoing Code of Business Conduct and Ethics (the "Code of Ethics") will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of your affiliate's Chief Executive Officer.

YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO PARK'S CHIEF EXECUTIVE OFFICER OR TO THE AUDIT COMMITTEE OF PARK'S BOARD OF DIRECTORS ON A CONFIDENTIAL BASIS. YOU MAY ALSO CONTACT THE PRK IMPROVEMENT LINE AT 1-800-418-6423 (Ext. 775) OR VIA THE WEBSITE AT www.securityvoice.com/reports.

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I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I may be subject to discipline, dismissal from my job and prosecution under the law for violating any of the above provisions of the Code of Ethics.

________________________________________	___________________
Print Name	Last 4 digits of Social Security Number
________________________________________	_____/_____/_____
Signature	Date

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DIRECTOR'S ACKNOWLEDGEMENT
OF PARK NATIONAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

The foregoing Code of Business Conduct and Ethics (the "Code of Ethics") will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of outside counsel to Park National Corporation ("Park") or other counsel designated by the Audit Committee of the Board of Directors of Park.

YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OR THE FULL BOARD.

I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I can be subject to discipline, removal for cause from the Board of Directors and prosecution under the law for violating any of the above provisions of the Code of Ethics.

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